EXHIBIT 10.14

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (the "First Amendment") is made this 10th day of April 2024, between Trapp Road Limited Liability Company, a Minnesota limited liability company ("Landlord"), with an address at 4825 West 94th Street, Bloomington, MN 55437 and Dynatronics Corporation ("Tenant"), with an address at 1200 Trapp Road, Eagan, MN 55121.

RECITALS

WHEREAS, Landlord and Tenant entered into a three year Lease dated October 2, 2017 (the "Lease") for office, warehouse and light manufacturing space located at 1200 Trapp Road in the City of Eagan, Minnesota (the "Premises"), all as more particularly described in the Lease, and

WHEREAS, Tenant exercised their first and second option to renew the term of the original Lease (each for two years) until October 1, 2024 and requested that Landlord provide an additional option to renew the term of the Lease beyond October 1, 2024.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties mutually agree as follows:

1. **Term and Base Rent**. Article 2.1, Article 2.2, Article 2.3 and Article 2.4 of the Lease shall be replaced with the following:

2.1. Term. Tenant shall have one new extension to extend the term of the Lease beyond October 1, 2024 until April 1, 2025 (Third Renewal Term). Tenant exercises such Third Renewal Term as of the date of this First Amendment. The Initial Term and, if applicable, each Renewal Term shall be referred to herein as the "Term."

During the Third Renewal Term, both parties may cancel this Lease with 90 days written advance notice to the other party which is effective the first of the month following such 90 day notice.

2.2. Base Rent. The annual base rent during the Third Renewal Term of this Lease shall be $52,000 per month.

Lease Period	Monthly Base Rent	6 Months Base Rent
10/1/24 to 4/1/25 (Third Renewal Term)	$52,000	$312,000

2.3 Holding Over. If Tenant remains in possession of the Premises after the expiration of the Term, with or without Landlord's acquiescence and without any express agreement of the parties, Tenant shall be a holdover tenant at One Hundred Fifty percent (150%)

of the Base Rent in effect at the end of the Term for the first month of holdover, and Two Hundred percent (200%) of the Base Rent in effect at the end of the Term hereafter.

2.4 Payment of Base Rent or Additional Rent; Late Charge. Tenant shall pay base rent and additional rent to Landlord, without the necessity for demand on the first business day of each and every month during the term hereof at Landlord's address set forth in the caption of this Lease, or such other place as Landlord may from time to time designate in writing. If base rent, additional rent or any other sums due hereunder, if any, is not received by Landlord by the fifth (3rd) day of the month in which due, a late charge equal to five (15%) of the amount due shall be assessed and be immediately due and payable.

3. **Tenant to Surrender Premises in Good Condition**. In accordance with section 2.5 of the Lease, Tenant agrees to pay Landlord the sum of $8,000 for their removal of the custom entryway desk system. Such payment will be made to Landlord on or before 6/1/2024. The parties also agree to a walkthrough before 6/1/2024 to determine if any other damage exists to the Premises.

4. **Reaffirmation of Terms**. Except as expressly modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

LANDLORD:	TENANT:
Trapp Road Limited Liability Company	**Dynatronics Corporation**
By: [signature]	By: [signature]
Its: President	Its: CEO